As filed with the Securities and Exchange Commission on August 1, 2017

Registration No. 333-215148

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SHAW COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	Suite 900 630-3rd Avenue S.W. Calgary, Alberta Canada T2P 4L4 (403) 750-4500	Not Applicable (I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

ViaWest, Inc. Employee Share Purchase Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Vito Culmone	Jeffrey R. Kesselman, Esq.
Shaw Communications Inc. Suite 900 630-3rd Avenue S.W. Calgary, Alberta Canada T2P 4L4 (403) 750-4500	Sherman & Howard L.L.C. 633 17th Street, Suite 3000 Denver, CO 80202 (303) 297-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Form S-8 Registration Statement, Registration No. 333-215148, filed on December 16, 2016 (the “Prior Registration Statement”), which registered an aggregate amount of 1,000,000 shares of Class B Non-Voting Participating Shares of Shaw Communications Inc. (the “Company”) relating to the ViaWest, Inc. Employee Share Purchase Plan.

On June 12, 2017, the Company, Peak 10 Holding Corporation (“Peak 10”), a Delaware corporation and Shaw U.S. Holdings Inc. (“SUSHI”), a Delaware corporation, entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which, on August 1, 2017, Peak 10 acquired all of the issued and outstanding capital stock of SUSHI from the Company.

In connection with the consummation of the transactions contemplated by the Purchase Agreement, the Company has terminated all offerings of its securities pursuant to the Prior Registration Statement. Accordingly, the Company hereby removes from registration the securities of the Company previously registered but not sold or otherwise issued under the ViaWest, Inc. Employee Share Purchase Plan as of the filing of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on August 1, 2017.

SHAW COMMUNICATIONS INC.

By:	/s/ Vito Culmone
Name: Vito Culmone
Title: Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.